FIFTH THIRD BANK

July 29, 2009

Mr. Mark A. Gooch
Community Trust Bancorp, Inc.
346 Mayo Trl
Pikeville, KY 41501

Re: Extension Notice of Holding Company Facility

Dear Mr. Gooch:

This letter is to confirm that Fifth Third Bank has recently temporarily extended the existing $12,000,000.00 holding company facility to Community Trust Bancorp, Inc. for general corporate purposes. The Expiration Date has been extended from July 29, 2009 to October 29, 2009. All terms and conditions contained in the Second Amended and Restated Revolving Credit Promissory Note dated July 28, 2008, remain in full force and effect.

On behalf of Fifth Third Bank, I want to thank you for your continued business.

Sincerely,

Fifth Third Bank

By: /s/ Lisa Lyman

Title: Assistant Vice President